Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
First Niagara Financial Group, Inc.
We consent to the incorporation by reference in the Registration Statements (No. 333-105525, No. 333-105526 and No. 333-139004) on Forms S-8 and (No. 333-153640) on Form S-3 of First Niagara Financial Group, Inc. of our reports dated February 27, 2009, with respect to the consolidated statements of condition of First Niagara Financial Group, Inc. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K/A of First Niagara Financial Group, Inc. Our report dated February 27, 2009 on the consolidated financial statements referred to above, included an explanatory paragraph describing the adoption of the provisions of Statement and Financial Accounting Standards No. 157, Fair Value Measurements, in 2008.
/s/ KPMG LLP
Buffalo, New York
April 10, 2009